ECD OVONICS ANNOUNCES ORGANIZATIONAL RESTRUCTURING

PLAN AND PRELIMINARY THIRD QUARTER REVENUE

Rochester Hills, Mich., April 19, 2007 — Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today that it is implementing an organizational restructuring plan to consolidate and realign its business activities and reduce annual costs by approximately $23 million when fully implemented by the end of fiscal year 2008. The first phase of restructuring actions (from which approximately $17 million of the annualized savings will be realized) has begun, and a second phase will begin in the first quarter of fiscal year 2008. In connection with the implementation of this plan, the company will incur restructuring and other related charges in the fourth quarter of the current fiscal year of $3 – 6 million, with additional charges in fiscal year 2008.

“Consistent with our commitment to create value for shareholders, we are focused on taking the steps necessary to reach and maintain sustainable profitability and at the same time successfully grow our profitable solar business and realize the full potential in our Cobasys and Ovonyx joint ventures,” said James R. Metzger, Interim President and Chief Operating Officer. “We are completing a transition from our historic research and development roots to become a competitive, commercial organization. Part of that transition requires us to bring our operating costs in line, which we will accomplish through this restructuring plan.”

Mr. Metzger added, “In addition to the projected cost savings, one of the key drivers of this plan is establishing a dynamic new platform for the company’s operational success consisting of two strong business segments supported by a right-sized overhead and administrative structure.”

One of these segments—the company’s existing United Solar Ovonic segment, which is already profitable—will be strengthened by the addition of the photovoltaic machine-building activities, which were previously part of the company’s Production Technology and Machine Building Division (in the ECD business segment). This consolidation will align all of the key components for photovoltaic operations within a single, unified operating structure to lower capital and production costs and drive technology improvements.

The other segment—the new Ovonic Materials business segment—is being formed from the consolidation of the Ovonic Battery segment with the remainder of the ECD business segment (hydrogen storage, fuel cell, photonic devices and cognitive computer). The combined activities are being substantially reduced and balanced with external sources of revenues, such as royalties, development agreements (including government contracts) and product sales, to realign commercialization efforts at sustainable levels.

The specific restructuring actions include workforce reductions, facility closings, and asset disposals primarily in the Ovonic Battery and ECD segments and home office functions.

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Preliminary Third Quarter Revenue

ECD Ovonics will be releasing its third quarter fiscal year 2007 operating results on May 8, 2007, when it files its Form 10-Q for the quarter ended March 31, 2007. At that time, the company expects to report consolidated revenues of approximately $27 million for the third quarter, including revenues of approximately $24 million for its wholly owned subsidiary United Solar Ovonic. These preliminary revenues are subject to change, and final operating results will be contained in the company’s Form 10-Q. The third quarter operating results will not include any costs or benefits from the restructuring plan announced today.

Robert C. Stempel, ECD Ovonics’ Chairman and CEO noted, “We are using this opportunity to pre-release our preliminary third quarter revenues as part of our commitment to effectively communicate with our investors. With that goal in mind, we will provide an overview of the photovoltaic market and our strategies in this market as part of our regular disclosure of complete operating results on May 8. These strategies—which are bearing near-term results and creating the foundation for our success in the photovoltaic market—support our confidence in our business as we look forward.”

Conference Call and Webcast

ECD Ovonics will host a conference call today at 4:30 pm EDT to discuss the restructuring plan. The call can be accessed by dialing 877-858-2512 or 706-634-1291 prior to the start of the call. Callers will need to reference conference ID 5961038. The conference call will also be webcast live at http://www.ovonic.com/investor or by logging on to ECD Ovonics' website at http://www.ovonic.com.

For those unable to join the live conference call, a replay will be available from 6:00 p.m. on April 19 through 5:00 p.m. on April 23. To access the replay, dial (800) 642-1687 or (706) 645-9291 and refer to conference ID 5961038. The webcast will be archived on the company's website.

About ECD Ovonics

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative alternative energy products and solutions. The company's portfolio of alternative energy solutions and proprietary information processing technologies features the latest advances in solar electric power generation, NiMH batteries, and fuel cell, solid hydride storage and phase-change memory technologies. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on the Company is available at www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions

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that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, could impact any forward-looking statements contained in this release.

Contacts:

Ghazaleh Koefod, Investor Relations

Dick Thompson, Media Relations

Energy Conversion Devices, Inc.

248.293.0440